Exhibit 99.1

February 2, 2017

Western Uranium Corporation Announces Shares for Debt Settlement

FOR IMMEDIATE RELEASE

Toronto, Ontario and Nucla, Colorado - Western Uranium Corporation (CSE: WUC) (OTCQX: WSTRF) (“Western” or the ”Company”) announces that it intends to complete a share for debt settlement transaction (the “Shares for Debt Settlement”) with certain creditors (“Creditors”), providing for the settlement of approximately Cdn$107,576 through the issuance of an aggregate of 53,788 common shares of the Company (“Common Shares”) at a deemed issue price of Cdn$2.00 per Common Share.

The Board of Directors and Management of Western believe that the proposed Shares for Debt Settlement is in the best interests of the Company as it allows the Company to leverage its cash position.

The Shares for Debt Settlement will not create a new control person holding more than 20% of the issued and outstanding common shares of the Company.

The Shares for Debt Settlement is subject to the approval of the Canadian Securities Exchange. The Common Shares issued pursuant to the Shares for Debt Settlement will be subject to a statutory six (6) month and one day hold period.

About Western Uranium Corporation

Western Uranium Corporation is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States and development and application of ablation mining technology.

FORWARD LOOKING STATEMENTS AND CAUTIONARY NOTE

This news release may contain forward-looking statements that are based on the Company’s expectations, estimates and projections regarding its business and the economic environment in which it operates. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to control or predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements and readers should not place undue reliance on such statements. Statements speak only as of the date on which they are made.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

Office: 970-864-2125

gglasier@western-uranium.com

Michael Skutezky

Chairman of the Board

Office: 416-564-2870

mskutezky@western-uranium.com